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                                                                EXHIBIT 23.10.29

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of AIMCO Properties L.P. related to the offer to acquire units of limited partnership interest of Davidson Diversified Real Estate I, L.P. (A Limited Partnership) and to the incorporation by reference therein of our report dated February 25, 1998, except for Note G, as to which the date is March 17, 1998, with respect to the consolidated financial statements of Davidson Diversified Real Estate I, L.P. (A Limited Partnership) included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                            /s/  ERNST & YOUNG LLP

Greenville, South Carolina
October 27, 1998